1

NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  June 9, 2005

CONTACT:  Steven R. Williams - (304) 842-3597   www.petd.com

Petroleum Development Corporation Announces Results of Exploratory Drilling

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced results of its exploratory drilling.  The first well, Fox Federal #1-13 well tests have been completed and the results evaluated. The test results indicate that the well is not commercial, and will be plugged and abandoned.

PDC's second exploratory well, the Coffee Pot Springs 24-34 well, approximately 10 miles north of the Fox Federal #1-13 has been drilled to total depth and completed in two of the projected three zones.  The bottom zone was completed with good initial results. Flow testing of the second zone will begin next week. The third zone is planned for completion by the end of June.

Under the Successful Efforts Method of Accounting the exploratory well costs must be expensed in the period when the well is deemed to be dry.  The total well costs for The Fox Federal #1-13 including estimated plugging costs is approximately $4.9 million which will result in a tax effected loss of $3.1 million or $.19 earnings per share loss in the second quarter.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

###

103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597